Exhibit 21.2

SUBSIDIARIES OF

ALLIANT TECHSYSTEMS INC.

AS OF APRIL 1, 2004

Name of Subsidiary	Jurisdiction of Organization

Alliant Holdings LLC	Delaware

-Alliant Ammunition and Powder Company LLC	Delaware
-New River Energetics, Inc.	Delaware
-Alliant Ammunition Systems Company LLC	Delaware
-Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
-ATK Commercial Ammunition Company Inc.	Delaware
-Federal Cartridge Company	Minnesota
-Ammunition Accessories Inc.	Delaware
-ATK International Sales Inc.	Delaware

-ATK Ordnance and Ground Systems LLC	Delaware
-ATK Tactical Systems Company LLC	Delaware
-ATK Missile Systems Company LLC	Delaware

-ATK Elkton LLC	Delaware
-Alliant Southern Composites Company LLC	Delaware
GASL, Inc.	New York
Micro Craft Inc.	Tennessee
Composite Optics, Incorporated	California
-COI Ceramics, Inc.	California

-ATK Thiokol Inc.	Delaware
-Thiokol Technologies International, Inc.	Delaware

Mission Research Corporation	California

Alliant International Holdings Inc.	Delaware
ATK Insurance Company	Vermont

The Registrant has other subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 1, 2004.